Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by VOLCANO CORPORATION (the “Company”) and MICHEL LUSSIER (the “Executive”), effective as of February 4, 2011 (the “Effective Date”).

1. DEFINITIONS. For purposes of this Agreement, the following terms will have the meanings set forth below:

(a) “Annual Base Salary” will mean the Executive’s rate of regular base annual compensation from the Company prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any plan or arrangement deferring any base salary.

(b) “Board” will mean the Board of Directors of the Company. The Board may delegate its authority to a committee of the Board (the “Committee”). Unless otherwise specified in the Agreement, the term “Board” will include any Committee (or sub-committee) to which the Board’s authority has been delegated.

2. DUTIES; SCOPE OF EMPLOYMENT; COMPENSATION AND BENEFITS.

(a) Position and Duties. The Company will employ the Executive to the position of Group President, Advanced Imaging Systems, Clinical & Scientific Affairs, and Europe, Africa, and Middle East Operations. The Executive will devote approximately seventy percent (70%) of the Executive’s business efforts and time to the Company, it being understood that the balance of his business efforts and time will be devoted to his duties to Volcano Europe NV under Executive’s management agreement with Volcano Europe NV (the “NV Agreement”). The Executive’s official work location for his duties to the Company will be the Company’s offices in Billerica, Massachusetts. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer; provided, however, that the Executive may engage in the following as long as such activities do not materially interfere with the Executive’s duties and responsibilities with the Company: (i) serve on the board of one (1) unaffiliated corporation or the board of a trade association or charitable organization; (ii) engage in charitable activities and community affairs; or (iii) manage the Executive’s personal investments and affairs; provided, however, that service on the board on an unaffiliated corporation, association or organization will be subject to the reasonable prior approval of the Chief Executive Officer, which will not be unreasonably withheld or delayed.

(b) Annual Base Salary. As of the Effective Date, the Executive’s Annual Base Salary from the Company is $351,256.

(c) Bonus. As of the Effective Date, the Executive’s target bonus opportunity is forty percent (40%) of the Executive’s Annual Base Salary, with a range of 0-80% for maximum performance. The Executive’s actual bonus earned will be determined based on the Executive’s performance and achievement of corporate objectives of the Company and such other terms as determined by the Board or the Chief Executive Officer, as applicable. In order to earn any

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bonus, the Executive must remain an employee in good standing through the actual payment date. Unless the Company decides upon another method for exemption from or compliance with Section 409A of the Code, any earned bonus will be paid no later than March 15 of the year following the year of performance so as to qualify as a short term deferral under Treasury Regulation 1.409A-1(b)(4).

(d) Employee Benefits. Except as expressly set forth in this Section 2(d), the Executive and the Executive’s dependents, if applicable, will be eligible to participate in all employee benefit plans, practices, policies and programs sponsored by the Company, on the same terms and conditions as generally applicable to employees of the Company – including any minimum average rate of service. For clarity, at the time of this Agreement, due to the expectation that the Executive will be working for the Company at an average rate of services of twenty-eight (28) hours per week, the Executive will not be eligible to participate in the Company’s medical, dental, vision, life and disability insurance programs. The Executive and the Company agree that the Executive will accrue a pro-rated amount of paid time off, vacation pay and sick days during his employment with the Company based on his expected average rate of service – that is, 70% of full time accrual – with the use of such time subject to the applicable policies as in effect from time to time.

(e) Equity Plans. In the future, the Executive may be eligible for equity awards granted pursuant to the Company’s equity incentive plans, upon such terms as the Board may determine in its sole discretion.

3. TERMINATION. The Executive’s employment relationship with the Company is at-will. Accordingly, either the Executive or the Company may terminate the employment relationship at any time, with or without cause, and with or without advance notice.

4. SECTION 409A COMPLIANCE. It is intended that all of the benefits and payments payable under this Agreement or otherwise to the Executive satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement and all other arrangements with the Executive that are taxable in the United States will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) and any other agreement or arrangement with the Company will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of his “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) without regard to any alternative definition thereunder, a “Separation from Service”) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments will not be provided to the

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Executive prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of the Separation from Service with the Company, (ii) the date of the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph will be paid in a lump sum to the Executive, and any remaining payments due will be paid as otherwise provided herein or in the applicable agreement.

5. PROPRIETARY INFORMATION AND INVENTIONS. The Executive agrees to continue to be bound and abide by the terms of his Employee Proprietary Information and Inventions Agreement with Volcano Corporation (the “Proprietary Agreement”). Executive acknowledges that nothing in this Agreement or the NV Agreement relieves the Executive of his obligations under the Proprietary Agreement.

6. MISCELLANEOUS.

(a) Arbitration. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties will be required to have the dispute, controversy or claim settled by arbitration in San Diego, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom will be selected by the Company and the Executive, respectively, and the third of whom will be selected by the other two arbitrators. Any award entered by the arbitrators will be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. The arbitrators will have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.

(b) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon actual receipt:

To the Company:

Chief Executive Officer

Volcano Corporation

3661 Valley Centre Drive, Suite 200

San Diego, CA 92130

To the Executive:

Mr. Michel Lussier

At the address most recently on file with the Company

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With a copy to:

General Counsel

Volcano Corporation

3661 Valley Center Drive, Suite 200

San Diego, CA 92130

(c) Amendments. No provision of this Agreement may be adversely modified, waived or discharged unless such waiver, adverse modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect thereto. Nothing in this Agreement amends the NV Agreement or the Proprietary Agreement.

(e) Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

(f) Withholding. Any payments provided for hereunder will be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

(g) Mutual Intent. All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption will arise against or in favor of either party and no rule of strict construction will be applied against either party with respect to such ambiguity.

(h) Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(i) Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

VOLCANO CORPORATION

By:	/s/ Scott Huennekens

Name:	Scott Huennekens

Title:	Chief Executive Officer

EXECUTIVE

Michel Lussier: /s/ Michel Lussier

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